Sub-Item 77Q2

Nuveen Arizona Premium Income Municipal Fund, Inc.
33-53320
811-07278



Based on a review of the SEC Forms 3, 4 and 5 furnished to the Fund, the Fund believes that all Section 16(a) filing requirements applicable to the Fund's officers and directors, investment adviser and affiliated persons of the investment adviser were complied with, except that the Form 4 report, Statement of Changes in Beneficial Ownership, on behalf of the officer listed below was amended, due to an incorrect date on original Form 3.




OFFICER:

James Ruane, filed on March 31, 2009, accession number
0001225208-09- 008979.